                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [x]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              CONCEPTRONIC, INC.
                (Name of Registrant as Specified In Its Charter)

                              CONCEPTRONIC, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required.
[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies: Common Stock, $.01 par value per share

   2) Aggregate number of securities to which transaction applies: 3,271,326

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): As set forth in greater detail in the definitive proxy statement of Conceptronic, Inc. for its 1997 Annual Meeting of Stockholders, and pursuant to Rule 0-11(c)(2) of the Securities Exchange Act of 1934, as amended, Conceptronic has proposed to transfer all of its operating assets to a wholly-owned subsidiary. Conceptronic's total assets at December 31, 1997 were $10,465,029, 1/50th of one percent of which is $2,095

   4) Proposed maximum aggregate value of transaction: $10,465,029

   5) Total fee paid: $2,095

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                               CONCEPTRONIC, INC.
                                ONE CHURCH STREET
                            ROCKVILLE, MARYLAND 20850
                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 1997
                    -----------------------------------------


To the Stockholders of Conceptronic, Inc.:

     NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Meeting") of Conceptronic, Inc. (the "Company") will be held on May 9, 1997 at 11:00 a.m., local time, in the Jaymont Auditorium at 780 Third Avenue, New York, New York, for the following purposes:

     1. To elect seven directors to serve for a term ending at the 1998 Annual Meeting;

     2. To amend the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), from 15,000,000 to 20,000,000;

     3. To amend the Conceptronic, Inc. 1991 Stock Option Plan, as amended, to increase the number of shares of Common Stock issuable thereunder from 625,000 to 1,200,000;

     4. To reorganize the Company into a new holding company structure through the transfer of all of the operating assets and liabilities of the Company to a new wholly-owned subsidiary of the Company;

     5. To amend the Company's Certificate of Incorporation, as amended, to change the corporate name of the Company to "Arguss Holdings, Inc.";

     6. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1997; and

     7. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     Only holders of record of outstanding shares of Common Stock of the Company at the close of business on April 1, 1997 will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

                                              By Order of the Board of Directors


                                              William D. Gray
                                              Secretary and Treasurer
Rockville, Maryland
April 1, 1997


YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               CONCEPTRONIC, INC.
                                ONE CHURCH STREET
                            ROCKVILLE, MARYLAND 20850
                       ----------------------------------
               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 1997
                       -----------------------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of Conceptronic, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Friday, May 9, 1997, at 11:00 a.m., local time, in the Jaymont Auditorium at 780 Third Avenue, New York, New York, and any adjournment or postponement thereof (the "Meeting").

     At the Meeting, stockholders will be asked to consider and vote upon six proposals: (1) the election of seven directors to serve until the 1998 Annual Meeting (the "Election of Directors"), (2) the amendment of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the number of authorized shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), from 15,000,000 to 20,000,000 (the "Increase in Capitalization"), (3) the amendment of the Conceptronic, Inc. 1991 Stock Option Plan, as amended (the "Stock Option Plan"), to increase the number of shares of Common Stock issuable thereunder from 625,000 to 1,200,000 (the "Increase in Stock Options"), (4) the reorganization of the Company into a new holding company structure by the transfer of all of the operating assets and liabilities of the Company to a new wholly-owned subsidiary of the Company (the "Reorganization"), (5) the amendment of the Company's Certificate of Incorporation to change the corporate name of the Company to "Arguss Holdings, Inc." (the "Change of Name") and (6) the ratification of the selection of the Company's independent auditors (the "Ratification of Auditors").

     This Proxy Statement is dated April 1, 1997 and is first being mailed to stockholders along with the related form of proxy on or about April 2, 1997.

     If a proxy in the accompanying form is properly executed and returned to the Company in time for the Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted FOR the Election of Directors, FOR the Increase in Capitalization, FOR the Increase in Stock Options, FOR the Reorganization, FOR the Change of Name and FOR the Ratification of Auditors and otherwise in the discretion of the proxy holders as to any other matter that may come before the Meeting.

REVOCABILITY OF PROXY

     Any stockholder of the Company who has given a proxy has the power to revoke such proxy at any time before it is voted either (i) by filing a written revocation or a duly executed proxy bearing a later date with William D. Gray, Secretary and Treasurer of the Company, at Conceptronic, Inc., One Church Street, Rockville, Maryland 20850, or (ii) by appearing at the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the Meeting will be by ballot.

RECORD DATE, OUTSTANDING SECURITIES AND VOTES REQUIRED

     The Board of Directors of the Company has fixed the close of business on April 1, 1997 as the record date (the "Record Date") for determining holders of outstanding shares of Common Stock and Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were approximately 145 stockholders of record and 3,271,326 shares of Common Stock and 4,000,000 shares of Class A Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each of the proposals set forth herein. Pursuant to the terms of the Certificate of Designation setting forth the rights and preferences of the Class A Common Stock (the "Certificate of Designation"), each share of Class A Common Stock is entitled to one vote with the Common Stock on the Increase in Capitalization, the Increase in Stock Options, the Change of Name and the Ratification of Auditors. Shares of Class A Common Stock are not entitled to vote on the Election of Directors and the Reorganization.

     Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the Meeting, but are deemed not to have voted on the proposals. Broker non-votes occur when a broker nominee, holding shares in street name for the beneficial owner thereof, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote. The Election of Directors requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voting. The Increase in Stock Options and the Ratification of Auditors require the affirmative vote of a majority of the shares of Common Stock and Class A Common Stock, voting together as a class, present in person or represented by proxy and voting. ACCORDINGLY, ABSTENTIONS, BROKER NON-VOTES OR THE FAILURE TO EITHER RETURN A PROXY OR TO ATTEND THE MEETING WILL BE DEEMED NOT TO HAVE VOTED ON THE ELECTION OF DIRECTORS, THE INCREASE IN STOCK OPTIONS AND THE RATIFICATION OF AUDITORS. Under applicable Delaware law, the Increase in Capitalization and the Change of Name require the approval of a majority of the outstanding shares of Common Stock and Class A Common Stock, voting together as a class. ACCORDINGLY, ABSTENTIONS, BROKER NON-VOTES OR THE FAILURE TO EITHER RETURN A PROXY OR TO ATTEND THE MEETING WILL EACH HAVE THE SAME EFFECT AS A VOTE AGAINST THE INCREASE IN CAPITALIZATION AND THE CHANGE OF NAME. Under applicable Delaware law, the Reorganization requires the approval of a majority of the outstanding shares of Common Stock. ACCORDINGLY, ABSTENTIONS, BROKER NON-VOTES OR THE FAILURE TO EITHER RETURN A PROXY OR TO ATTEND THE MEETING WILL EACH HAVE THE SAME EFFECT AS A VOTE AGAINST THE REORGANIZATION.

     The officers and directors of the Company will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 18.3% of the shares of Common Stock issued and outstanding) in favor of the Election of Directors and the Reorganization, and will vote the shares of Common Stock and Class A Common Stock beneficially owned or controlled by them (representing approximately 19.3% of the shares of Common Stock and Class A Common Stock issued and outstanding) in favor of the Increase in Capitalization, the Increase in Stock Options, the Change of Name and the Ratification of Auditors.


                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

     The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified. Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.

     The Board of Directors presently consists of seven persons. Each of the directors was elected as director of the Company at the Company's 1996 Annual Meeting of Stockholders, with the exception of Messrs. Bosselmann and Winslow. Mr. Bosselmann and Mr. Winslow were unanimously elected to serve on the Board of Directors to fill the vacancies caused by the resignations as Director of Edward
J. Furtek and Daniel J. McCarthy, respectively.

     On November 20, 1996, the Company sold 4,000,000 shares of Class A Common Stock through a private placement transaction at a price of $3.00 per share. Upon the commencement of the private offering, Rainer H. Bosselmann joined the Company and replaced Garry A. Prime as Chairman of the Company's Board of Directors and Chief Executive Officer. Mr. Prime continues to be Vice-Chairman and a Director of the Company. Mr. Bosselmann received the right to designate one additional nominee to the Company's Board of Directors. In December 1996, Mr. Bosselmann nominated Peter L. Winslow to the Company's Board of Directors.

     Mr. Bosselmann purchased 666,670 shares of Class A Common Stock for a purchase price of $2,000,010 in the private offering described above. As of April 1, 1997, Mr. Bosselmann was the beneficial owner of an aggregate of 11.0% of the shares of Common Stock and Class A Common Stock of the Company (including currently exercisable options for the purchase of 150,000 shares of Common Stock).

     Unless a stockholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of Common Stock will vote FOR the election of each of the nominees listed below. The Board of Directors has no reason to believe that the nominees will decline or be unable to serve as Directors of the Company. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors.

     The following table sets forth the age and title of each nominee director and each executive officer of the Company who is not a director, followed by descriptions of such person's additional business experience during the past five years.

                        NOMINEES FOR ELECTION AS DIRECTOR

Name                                        Age               Position
----                                        ---               --------
Rainer H. Bosselmann                        54                Chairman of the Board, Chief Executive Officer and Director
Garry A. Prime                              54                Vice-Chairman of the Board and Director
William A. Barker                           53                Director
James D. Gerson                             53                Director
Richard S. Perkins, Jr.                     60                Director
John A. Rolls                               55                Director
Peter L. Winslow                            66                Director


                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name                                        Age               Position
----                                        ---               --------
Daniel J. McCarthy                          43                President and Chief Operating Officer
H. Haywood Miller III                       37                Executive Vice President
Arthur F. Trudel                            47                Chief Financial Officer
William D. Gray                             44                Secretary and Treasurer

     RAINER H. BOSSELMANN. Mr. Bosselmann has been Chairman of the Board, Chief Executive Officer and a Director of the Company since October, 1996. Since 1996, Mr. Bosselmann has served as a principal with Holding Capital Group, Inc., a firm engaged in mid-market acquisitions and investments. From 1991 through 1995, Mr. Bosselmann served as the President of Jupiter National, Inc. ("Jupiter National"), a business development company traded on the American Stock Exchange. Mr. Bosselmann was formerly Vice Chairman of Johnston Industries, Inc. a publicly owned diversified textile manufacturer, and Redlaw Industries, Inc. and Galtaco Inc., both of which are publicly-held holding companies. Mr. Bosselmann is a past director of Zoll Medical Corporation and numerous private companies.

     GARRY A. PRIME. Mr. Prime has been Vice-Chairman of the Board since 1996 and a Director of the Company since 1993. From 1993 through October 1996, Mr. Prime served as Chairman of the Board and Chief Executive Officer of the Company. He has been President of Sontek Industries, Inc., a marketer of medical devices, since 1986.

     WILLIAM A. BARKER. Mr. Barker has served as a Director of the Company since September 1991. Since 1966, Mr. Barker has held numerous management positions within Markem Corporation, a privately-held manufacturer of in-plant product identification machinery, where he is presently Systems Manufacturing Division Manager.

     JAMES D. GERSON. Mr. Gerson has served as a Director of the Company since January 1992. In October 1995, Mr. Gerson became Manager of the Hudson Capital Appreciation Fund, an affiliate of Fahnestock & Co. Inc., an investment banking firm. In March 1993, Mr. Gerson became a Senior Vice President of Fahnestock Co., Inc. Prior to that time, from January 1992 to March 1993, Mr. Gerson served as a Senior Vice President of Corporate Finance with the investment banking firm of Reich & Co., Inc. From 1986 to 1992, Mr. Gerson served as a Vice President of Corporate Finance for Josephthal Lyon & Ross, Incorporated, an investment banking firm, and its predecessor companies. Mr. Gerson also serves as a director of the following public companies: Ag Services of America, Inc., a distributor of farm inputs; American Power Conversion Corp., a manufacturer of uninterruptible power supplies; Hilite Industries, Inc., a manufacturer of automobile components; Energy Research Corp., a developer of advanced power generation systems; and Computer Outsourcing Services, Inc., a provider of data processing services.

     RICHARD S. PERKINS, JR. Mr. Perkins has served as a Director of the Company since September 1993. Since 1988, Mr. Perkins has served as a money manager at Reynders, Gray & Company, Boston.

     JOHN A. ROLLS. Mr. Rolls has served as a Director of the Company since May 1996. Since February 1996, Mr. Rolls has served as President and Chief Executive Officer of Thermion Systems International, a heating systems company. Prior to that time, from November 1992 to February 1996, Mr. Rolls was President and Chief Executive Officer of Deutsche Bank North America and from 1986 to 1992 Executive Vice President and Chief Financial Officer of United Technologies Corporation.

     PETER L. WINSLOW. Mr. Winslow has served as a Director of the Company since December 1996. Since 1992, Mr. Winslow has been President and Chairman of Winslow, Evans & Crocker, Inc., a brokerage and financial services company, and its holding company. Mr. Winslow was also a director of Jupiter National from 1991 to 1996.

     DANIEL J. McCARTHY. Mr. McCarthy has served as President and Chief Operating Officer of the Company since October 1995, as Director from September 1995 through December 1996, and has been with the Company since October 1993. Prior to that time he was self employed from 1990 to 1993.

     H. HAYWOOD MILLER III. Mr. Miller has served as Executive Vice President of the Company since February 1997. From 1990 to 1997, Mr. Miller was general counsel and portfolio manager of Jupiter National.

     ARTHUR F. TRUDEL. Mr. Trudel has served as Chief Financial Officer of the Company since March 1997. From October 1988 to March 1997, Mr. Trudel was Senior Vice President and Chief Financial Officer of JHM Capital Corporation.

     WILIAM D. GRAY. Mr. Gray has served as Chief Financial Officer of the Company since October 1995 and Secretary, Treasurer since June 1993. Prior to that time he served as Director of Finance since April 1993. From 1982 to 1993, Mr. Gray held several financial management positions within Teledyne, Inc., a publicly-held conglomerate.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee and a Compensation Committee, the current members of each of which are Messrs. Barker, Gerson and Rolls and an Executive Committee, the current members of which are Messrs. Bosselmann, Prime and Gerson. The Board of Directors has not established a Nominating Committee.

     The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent certified public accountants for the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent certified public accountants, review and approve nonaudit services of the independent certified public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company, and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices.

     The functions of the Compensation Committee are to review and determine the appropriateness of the compensation arrangements of the executive officers of the Company in light of such factors as individual and Company performance, that of executive officers of companies in similar industries and of comparable size and general economic conditions.

     The Executive Committee has been authorized to act on behalf of the full Board of Directors in instances where the convening of the entire Board of Directors is impractical or when the matter at issue is considered not to require consideration of the full Board.

     During 1996, the Board of Directors held five meetings, and one meeting of each of the Audit Committee and the Executive Committee was held. The Compensation Committee did not meet during 1996. During 1996, each Director of the Company attended at least 75% of the meetings of the Board of Directors and 75% of the meetings of any committee upon which he served.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange

Commission (the "Commission"). Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that during 1996 all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Rainer H. Bosselmann and Garry A. Prime, each of whom were the Chief Executive Officers of the Company during a portion of 1996. No executive officer of the Company exceeded $100,000 in compensation from the Company in 1996.

=================================================================================================================================
                                               ANNUAL COMPENSATION
                                   --------------------------------------------
NAME AND PRINCIPAL                                                                       LONG TERM                ALL OTHER
POSITION                           YEAR      SALARY     BONUS        OTHER          COMPENSATION AWARDS         COMPENSATION
                                                                                    -------------------
                                                                                   SECURITIES UNDERLYING
                                                                                          OPTIONS
---------------------------------------------------------------------------------------------------------------------------------
RAINER H. BOSSELMANN               1996      $ 9,615         -           -                150,000                     -
   CHAIRMAN OF THE BOARD           1995          -           -           -                   -                        -
   AND CHIEF EXECUTIVE             1994          -           -           -                   -                        -
   OFFICER(1)
---------------------------------------------------------------------------------------------------------------------------------
GARRY A. PRIME                     1996      $60,000         -           -                 40,000                     -
   VICE CHAIRMAN OF THE            1995       60,000         -           -                   -                        -
    BOARD(2)                       1994       60,000         -           -                   -                        -

=================================================================================================================================

     (1) Mr. Bosselmann became Chairman of the Board and Chief Executive Officer of the Company on October 7, 1996. Mr. Bosselmann now receives an annual salary of $100,000.

     (2) Mr. Prime resigned as Chairman of the Board and Chief Executive Officer of the Company effective October 7, 1996. Mr. Prime remains as Vice Chairman of the Board of the Company.

OPTIONS GRANTED IN 1996

     The following table sets forth certain information regarding stock options granted in 1996 to the two individuals named in the Summary Compensation Table.


======================================================================================================
NAME      NUMBER OF         % OF TOTAL OPTIONS       PER SHARE     EXPIRATION        MARKET PRICE
          SECURITIES        GRANTED TO               EXERCISE      DATE              PER SHARE
          UNDERLYING        EMPLOYEES IN             PRICE                           ON DATE OF
          OPTIONS           FISCAL YEAR                                              GRANT
          GRANTED(1)(2)
------------------------------------------------------------------------------------------------------
RAINER H. 150,000           50.4%                    $3.00         11/25/01          $4.00
BOSSELMANN
------------------------------------------------------------------------------------------------------
GARRY      40,000           13.4%                    $3.00         11/20/06          $4.25
A. PRIME
======================================================================================================


(1) All options granted and reported in this table were made pursuant to the Stock Option Plan and have the following material terms: options may be either
(i) "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, or (ii) nonqualified stock options; all options expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of the Company.

(2) The value of unexercised options held by Messrs. Bosselmann and Prime at December 31, 1996 was $496,875 and $235,000, respectively.

DIRECTORS' COMPENSATION

     Each non-employee director of the Company is entitled to receive $500 for each meeting of the Board of Directors attended plus expenses. Messrs. Bosselmann and Prime receive no compensation for their services as Directors. The Directors receive no compensation for attending Committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the issuance and sale by the Company of 4,000,000 shares of its Class A Common Stock in a private offering completed in November 1996, the Company engaged Winslow, Evans & Crocker, Inc. to act as the exclusive placement agent for the Company. Peter L. Winslow, a Director of the Company, is the President, Chairman and a significant shareholder of Winslow, Evans & Crocker, Inc. The Company agreed to pay Winslow, Evans & Crocker, Inc. a fee consisting of $200,000 and warrants to purchase 100,000 shares of Common Stock. The warrants are exercisable for four years at $3.00 per share of Common Stock. Winslow, Evans & Crocker, Inc. subsequently engaged Holding Capital Group, Inc. to act as a consultant with respect to the private offering. Rainer H. Bosselmann, the Chairman of the Board, Chief Executive Officer and a Director of the Company, is a principal with Holding Capital Group, Inc. Upon completion of the private offering, Winslow, Evans & Crocker, Inc. directed the Company to pay to Holding Capital Group, Inc., out of the consideration otherwise due to Winslow, Evans & Crocker, Inc., $170,000 and warrants to purchase 100,000 shares of Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with regard to the beneficial ownership of the Common Stock and Class A Common Stock of the Company as of April 1, 1997 by (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock or Class A Common Stock, (ii) each director, (iii) the Company's Chief Executive
Officer and (iv) the directors and all executive officers as a group. Each share of Class A Common Stock will automatically convert into one share of Common
Stock on May 25, 1997, unless the Company has entered into a definitive agreement to sell certain assets prior to that time, in which case the Company may extend the date of conversion for a period not to exceed an additional two months.

                                       Number of Shares of                         Number of Shares of        Percent of Common
Name and Address                              Common Stock        Percent of      Class A Common Stock        Stock and Class A
of Beneficial Owner(1)                  Beneficially Owned      Common Stock        Beneficially Owned         Common Stock (2)
----------------------                  ------------------      ------------        ------------------         ----------------
Garry A. Prime                             298,848(3)                  9.0%               12,666                      4.3%

Rainer H. Bosselmann                       150,000(4)                  4.4%              666,670                     11.0%

Richard S. Perkins, Jr                      49,000(5)                  1.5%                    -                        *

William A. Barker                            1,000                       *                     -                        *

James D. Gerson                            569,363(6)(7)              17.2%               33,000                      8.2%

John A. Rolls                                1,000                       *                     -                        -

Peter L. Winslow                                 -                       -                34,567(8)                     *

Sontek Industries, Inc.                    251,348                     7.7%                    -                      3.5%
  20 Pond Park Road
  Hingham, MA 02109

Allen Investments II, LLC                        -                       -               225,200                      3.1%
  711 Fifth Avenue
  New York, NY 10022

Applewood Associates L.P.                        -                       -               333,333                      4.6%
  68 Wheatley Road
  Brookville, NY 11545

TJS Partners, L.P.                               -                       -               400,000                      5.5%
  52 Vanderbilt Avenue
  New York, NY 10017
All Directors and Executive              1,018,863(3)(4)(5)           27.6%              802,737                     23.7%
Officers as a group (11 persons)                     (6)(7)
-----------------
*Less than 1%

(1) The address for Messrs. Prime, Bosselmann, Barker, Gerson, Perkins, Rolls and Winslow is c/o Conceptronic, Inc., One Church Street, Rockville, Maryland 20850.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Includes 251,348 shares of Common Stock owned by Sontek Industries, Inc., of which Mr. Prime is President, Director and a significant shareholder. Includes options to purchase 37,500 shares of Common Stock which are presently exercisable.

(4) Includes options to purchase 150,000 shares of Common Stock held by Mr. Bosselmann which are presently exercisable. Does not include options to purchase 50,000 shares of Common Stock held by Holding Capital Group, Inc. which are presently exercisable and of which Mr. Bosselmann is a principal.

(5) Includes 37,000 shares of Common Stock held of record by Mr. Perkins' wife, in which Mr. Perkins disclaims any beneficial interest.

(6) Excludes 3,000 shares of Common Stock held of record by Mr. Gerson's wife, as custodian for two minor children, in which Mr. Gerson disclaims any beneficial interest.

(7) Includes 31,667 shares of Common Stock underlying a currently exercisable warrant and 251,348 shares of Common Stock held by Sontek Industries, Inc., of which Mr. Gerson is Chairman of the Board and a significant shareholder.

(8) Includes 1,502 shares of Class A Common Stock held of record by Mr. Winslow's spouse, in which Mr. Winslow disclaims any beneficial interest.

                               PROPOSAL NUMBER TWO

                            AMENDMENT TO CERTIFICATE
                   OF INCORPORATION TO INCREASE THE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK

BACKGROUND

     The Company is currently pursuing a strategic plan involving the diversification of its business through business acquisitions and/or other investments. Management of the Company believes that this diversification strategy will provide the potential for growth and profit. In this connection, on March 5, 1997, the Company acquired White Mountain Cable Construction Corp. ("White Mountain"). White Mountain is engaged in the construction, reconstruction, maintenance, repair and expansion of communications systems, cable television and data systems, including providing aerial construction and splicing of both fiber optic and coaxial cable to major telecommunications customers. The consideration paid by the Company consisted of cash and shares of Common Stock of the Company.

THE PROPOSAL

     The Certificate of Incorporation of the Company currently authorizes the issuance of a total of 15,000,000 shares of Common Stock. The Certificate of Incorporation permits the issuance of one or more classes of Common Stock, subject to the discretion of the Company's Board of Directors. On April 1, 1997, the record date, 3,271,326 shares of Common Stock were issued and outstanding, 435,000 shares of Common Stock were reserved for issuance under stock options granted under the Stock Option Plan (with an additional 300,000 shares reserved for issuance under stock options granted by the Company but subject to the proposed amendment to the Stock Option Plan discussed below) and 4,000,000 shares of Class A Common Stock were issued and outstanding, leaving 7,243,674 authorized shares available for future issuance (which includes the 300,000 shares reserved for issuance as discussed above).

     The Board of Directors considers the proposed increase in the number of authorized shares desirable because it would give the Board the necessary flexibility to issue Common Stock in the future in connection with acquisitions and other transactions which management believes would provide the potential for growth and profit and for other general corporate purposes. In order to accomplish these objectives, the Company is seeking to amend the Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 15,000,000 to 20,000,000.

DESCRIPTION OF PROPOSED AMENDMENT

     On February 5, 1997 the Board of Directors unanimously adopted a resolution proposing and declaring the advisability of an amendment to Section 4 of the Certificate which would effect an increase in the number of authorized shares of Common Stock from 15,000,000 to 20,000,000. To become effective, the amendment must also be adopted by the stockholders of the Company. The resolution amending
Section 4 of the Company's Certificate to increase the number of authorized shares of the Company's Common Stock is set forth on Exhibit A to this Proxy Statement.

REASONS FOR PROPOSED AMENDMENT

     The Board of Directors considers the proposed increase in the number of authorized shares desirable because it would permit the Board to pursue its diversification plans on an on-going basis, and would give the Board the necessary flexibility to issue Common Stock in connection with future acquisitions, investments and transactions which management believes would provide the potential for growth and profit. However, no definitive arrangements have been entered into in connection with any future acquisitions, investments or other transactions involving the issuance by the Company of shares of its Common Stock. Notwithstanding the foregoing, with the limited number of shares currently available, it would be impractical for the Company to evaluate or seek to consummate business acquisitions or other transactions which, if they could be accomplished, might enhance stockholder value. Additional authorized shares could also be used to raise cash through sales of stock to public and private investors. If additional shares are available, transactions dependent upon the issuance of additional shares would be less likely to be undermined by delays and uncertainties occasioned by the need to obtain prior stockholder authorization. The ability to issue shares, as deemed in the Company's best interests by the Board, will also permit the Company to avoid the expenses which are incurred in holding special stockholders' meetings in the future. The Company has no current plans for the use of the additional shares which would be authorized by this amendment.

CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

     The issuance of additional shares of Common Stock by the Company may potentially have an anti-takeover effect by making it more difficult to obtain stockholder approval of various actions, such as a merger or removal of management. The amendment to the Certificate of Incorporation, if approved, could strengthen the position of management and might make the removal of management more difficult, even if removal would be generally beneficial to the Company's stockholders. The authorization to issue the additional shares of Common Stock would provide management with a capacity to negate the efforts of unfriendly tender offerors through the issuance of securities to others who are friendly or desirable to management.

     The proposed amendment to the Certificate of Incorporation is not the result of management's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation.

     The submission of the proposed amendment to the Certificate of Incorporation is not a part of any plan by the Company's management to adopt a series of amendments to the Company's Certificate of Incorporation or Bylaws (the "Bylaws") so as to render the takeover of the Company more difficult. Management is not aware of the existence of any provisions in the Certificate of Incorporation or Bylaws having an anti-takeover effect. Those documents do not contain any provisions which would impose any burden in excess of requirements imposed by Delaware law upon potential tender offerors or others seeking a takeover of the Company.

VOTE REQUIRED

     As discussed above, to become effective the amendment must be adopted by the Board of Directors and the stockholders. The Board already has adopted the amendment. Under Delaware law and the Company's Certificate of Incorporation, the amendment must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, voting together as a class.

     THE OFFICERS AND DIRECTORS OF THE COMPANY WILL VOTE THE SHARES OF COMMON STOCK AND CLASS A COMMON STOCK BENEFICIALLY OWNED OR CONTROLLED BY THEM (REPRESENTING APPROXIMATELY 19.3% OF THE SHARES OF COMMON STOCK AND CLASS A COMMON STOCK ISSUED AND OUTSTANDING) IN FAVOR OF THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 20,000,000.

                              PROPOSAL NUMBER THREE

                         AMENDMENT TO STOCK OPTION PLAN

BACKGROUND

     On February 5, 1997, the Board of Directors adopted a resolution, subject to stockholder approval, to amend the Stock Option Plan to increase the number of shares issuable thereunder from 625,000 to 1,200,000.

     The Board of Directors believes that stock options are valuable tools for the recruitment, retention and motivation of qualified employees, including officers, and other persons who can contribute materially to the Company's success. As of April 1, 1997, only 190,000 of the 625,000 shares currently available for issuance under the Stock Option Plan remained available for issuance pursuant to new option grants and, in addition, the Company has granted options for an additional 300,000 shares subject to the adoption of the proposed amendment to the Stock Option Plan. As discussed above under "PROPOSAL NUMBER TWO", in connection with the Company's strategic plan to diversify its business, the Company has recently acquired White Mountain. This acquisition has added management and non-management employees to the Company's existing workforce. In addition, the Company may add management and non-management employees as a result of future business acquisitions or otherwise. The Board of Directors believes that it is important to have additional shares available under the Stock Option Plan to provide adequate incentives to the Company's workforce.

     The material features of the Stock Option Plan, including the proposed amendment, are outlined below. The following summary is qualified in its entirety by reference to the full text of the Stock Option Plan, a copy of which has been filed with the Securities and Exchange Commission.

PURPOSE

     The purpose of the Stock Option Plan is to continue to provide an incentive to employees, directors, consultants and others who are in a position to contribute materially to the long term success of the Company, to increase such person's interest in the Company's welfare and to aid in retaining individuals with outstanding ability.



ADMINISTRATION

     The Plan is administered by the Board of Directors of the Company.

ELIGIBILITY

     The Stock Option Plan currently provides for the grant to employees, officers, directors and consultants of options to purchase up to 625,000 shares of Common Stock. The proposed amendment would increase the number of shares issuable upon exercise of options to 1,200,000. Options may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. Incentive stock options may be granted only to employees of the Company (including directors who are employees), while non-qualified options may be issued to directors (whether or not an employee), consultants and other non-employees of the Company. The Board of Directors of the Company has the authority to determine those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price.

TERMS OF OPTIONS

     The per share exercise price of the Common Stock subject to an incentive stock option may not be less than the fair market value of the Common Stock at the time the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors of the Company. The aggregate fair market value (determined as of the date the option is granted) of the Common Stock that first becomes exercisable by any employee in any one calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Stockholder") shall be eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of grant.

     Options under the Plan must be granted no later than June 22, 2001. Incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to a 10% Stockholder are limited to five year terms. All options granted under the Plan provide for the payment of the exercise price in cash or by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of those methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

TRANSFERABILITY

     No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by him or her.

TERMINATION OF EMPLOYMENT

     In the event of termination of employment of an optionee other than by death, the option shall be exercisable only to the extent of the purchase rights which have accrued as of the date of termination, provided that the Board of Directors may determine that accrued purchase rights shall be deemed to include additional shares of Common Stock covered by the option and, provided further, that unless the Board of Directors shall otherwise provide, the remaining purchase rights shall terminate upon the earlier of the expiration of the original term or six months after the termination. Upon termination of employment of an optionee by reason of permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination.

     In the event any options expire or terminate unexercised as to any shares covered thereby, the shares shall become available once again for the granting of other options under the Stock Option Plan.

AMENDMENT

     The Board of Directors may at any time suspend or terminate the Stock Option Plan. The Board may also amend the Stock Option Plan at any time provided, however, that no such amendment, without the approval of the stockholders, shall increase the maximum number of shares which may be awarded under the Stock Option Plan, modify the maximum term or minimum price of options granted under the Stock Option Plan, modify the term of the Stock Option Plan or change the eligibility requirements of the Stock Option Plan.

FEDERAL INCOME TAX INFORMATION

     Options granted under the Stock Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

     If an option granted under the Stock Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after transfer of the shares to the optionee by the Company, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain. Currently, the tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the then fair market value of the shares over the option price. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. Currently, the tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

     The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Stock Option Plan, does not purport to be complete and references should be made to the applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

VOTE REQUIRED

     To become effective the amendment to the Stock Option Plan must be approved by the affirmative vote of a majority of the shares of Common Stock and Class A Common Stock, voting together as a class, present in person or represented by proxy and voting.

     THE OFFICERS AND DIRECTORS OF THE COMPANY WILL VOTE THE SHARES OF COMMON STOCK AND CLASS A COMMON STOCK BENEFICIALLY OWNED OR CONTROLLED BY THEM (REPRESENTING APPROXIMATELY 19.3% OF THE SHARES OF COMMON STOCK AND CLASS A COMMON STOCK ISSUED AND OUTSTANDING) IN FAVOR OF THE PROPOSED AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK ISSUABLE THEREUNDER TO 1,200,000.

                              PROPOSAL NUMBER FOUR

                         TRANSFER BY THE COMPANY ALL OR
            SUBSTANTIALLY ALL OF ITS OPERATING ASSETS AND LIABILITIES
                          TO A WHOLLY-OWNED SUBSIDIARY

BACKGROUND

     As discussed above under "PROPOSAL NUMBER TWO", the Company is currently pursuing a strategic plan involving the diversification of its business. In this connection, the Company's management has had under review the possible advantages and disadvantages of pursuing an internal restructuring of the functions and operations of the Company. In pursuit of this stategy, the Company effectuated the acquisition of White Mountain by a wholly-owned subsidiary of the Company, and the operations of White Mountain are now conducted by this wholly-owned subsidiary. The Company owns all of the outstanding capital stock of this subsidiary but presently operates its Conceptronic operating assets directly. In keeping with this strategy of internal restructuring, the Board of Directors has determined that it would be in the best interests of the Company and its stockholders for the Board to transfer all or substantially all of the Company's Conceptronic, Inc. operating assets to a wholly-owned subsidiary which would also assume all of the liabilities of the Company. The Company would then change its name to "Arguss Holdings, Inc.", subject to the approval of the stockholders as discussed below under "PROPOSAL NUMBER FIVE", following which the newly created wholly-owned subsidiary of the Company would adopt the name "Conceptronic, Inc." The new holding company structure would afford the opportunity for increased flexibility in financing and acquisitions and other investments as well as better define the managerial responsibilities for different businesses in which the holding company may become engaged. The Board notes that numerous national and international corporations conduct their operations through a holding company structure.

THE PROPOSAL

     The Board of Directors has determined that it would be in the best interests of the Company and its stockholders for the Company to transfer all or substantially all of its operating assets and liabilities to a newly-formed wholly-owned subsidiary of the Company.

     In furtherance of this proposal, the Company is currently pursuing a plan for diversification of the Company's business through future potential acquisitions and other transactions which management believes would provide the potential for growth and profit. In this connection, and as discussed under "PROPOSAL NUMBER TWO", above, the Company has recently acquired the operations of White Mountain through a wholly-owned subsidiary. The Board of Directors currently contemplates that upon the consummation of any additional acquisitions or other investments, the acquired operations would also be placed into one or more corporate entities in exchange for the issuance and sale to the holding company of capital stock constituting all of the outstanding capital stock of each newly formed subsidiary. Each new subsidiary would consequently become a wholly-owned subsidiary of the holding company. The holding company's operations would then be entirely conducted by the newly formed wholly-owned subsidiaries.

     The principal executive offices of the Company will continue to be located at One Church Street, Rockville, Maryland 20850, telephone (301) 315-0027.

     The resolution authorizing the Company to transfer all or substantially all of its operating assets to a newly-formed wholly-owned subsidiary is set forth on Exhibit B to this Proxy Statement.

REASONS FOR THE RESTRUCTURING PLAN

     The transfer of the operating assets and liabilities of the Company to a new wholly-owned subsidiary and the consequent holding company structure would permit greater flexibility in the management and financing of new and existing business operations. The new holding company structure would also facilitate the Company's entry into new businesses, the disposition of existing businesses and the formation of joint ventures or other business combinations with third parties.

     It is contemplated that the restructuring would further the objective of operating the Company's businesses, and any additional businesses acquired in the future, on a more self-sufficient, independent economic basis. As a result of the restructuring, financings could be arranged by one or more of the separate subsidiaries of the holding company based on their separate cash flows and creditworthiness. The restructuring would also limit the holding company's exposure to liability, to the extent provided by law, to the assets of the subsidiary corporation engaged in the operations which may give rise to such liability.

     In addition, a holding company structure would permit improved delineation of administrative and other responsibilities within the corporate structure and would allow a designated group of executive employees to concentrate their efforts on the concerns of the consolidated enterprise as a whole while at the same time placing certain definable business functions in separate subsidiaries and thereby achieving better allocation of responsibilities and more efficient operation.

     As the Company pursues its plan of diversification, the Board of Directors believes that this holding company structure could result in a number of significant operational benefits, such as enhancing the effectiveness of management controls, avoiding duplication of certain costs, and facilitating more effective monitoring and analysis of certain significant categories of revenues and expenses. Management of the Company has also considered the possibility that the more elaborate corporate structure may introduce a certain amount of added complexity into the administration of the holding company's affairs, but believes the added administrative and accounting burdens and costs will be justified by the benefits that may be realized.

CERTAIN EFFECTS OF THE PROPOSED RESTRUCTURING

EFFECT ON STOCKHOLDERS' RIGHTS. The restructuring of the Company into an holding company will not entail the issuance or redemption of any shares of capital stock of the Company. The outstanding capital stock of the Company will not be affected by the proposed internal restructuring. The stockholders of the Company will continue as stockholders of the holding company, with the same voting, dividend and liquidation rights and ownership interests as before.

     As a result of the restructuring, the stockholders will not directly elect the directors of any subsidiary. Directors of these subsidiaries will be elected by the Board of Directors of the holding company, as the holding company will be the sole stockholder of these subsidiaries. Notwithstanding that fact, however, the overall management of the affairs and operations of the holding company will be under the direction of the Board of Directors, who will be elected by the current stockholders of the Company.

EFFECT ON COMPANY'S FINANCIAL STATEMENTS. For financial accounting and reporting purposes, the new subsidiaries will be fully consolidated with the holding company. The net income from the holding company's subsidiaries, reflected as income on the holding company's consolidated financial statements, will finance growth or be available for the payment of dividends to the stockholders of the holding company to the extent the holding company has received dividends or other distributions from its subsidiaries. The restructuring is not expected to otherwise have any material financial implications for the Company.

OTHER EFFECTS ON THE COMPANY AND STOCKHOLDERS. Except for the structural changes described herein, consummation of the proposed internal restructuring is not expected to result in any material change in the overall operations of the Company or the location of its facilities. Similarly, the proposed restructuring will not result in any change in the current membership of the Company's Board of Directors. Persons who are currently serving as officers and Directors of the Company may become officers and/or directors of one or more subsidiaries.

     As discussed above under "Effect on Stockholders' Rights", stockholders of the Company will not be entitled to elect the directors of the subsidiaries. Instead the stockholders of the holding company will elect the Directors of the holding company, who will have overall responsibility for the management of the holding company and its wholly-owned subsidiaries, including the Company. Similarly, the stockholders' statutory right to inspect the books and records of the holding company under applicable Delaware law may not extend to the books and records of the Company and any subsidiaries. However, because the holding company will assume the Company's status as a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules of the National Association of Securities Dealers, Inc., information regarding the Company and any other subsidiaries of the holding company is available to stockholders without resort to the statutory right to inspect their books and records.

     Additionally, stockholders of the holding company will not be entitled to approve the sale, lease or exchange of all or substantially all of the property and assets of a subsidiary company unless such sale, lease or exchange involves property or assets comprising all or substantially all of the property or assets of the holding company.

     While the proposed transfer of the operating assets and liabilities of the Company to a wholly-owned subsidiary and the implementation of the restructuring does not create any conflict of interests between the Company and its stockholders, in the event that any of the subsidiaries, through public or private sale, should be owned in part by persons other than the holding company or its stockholders, such conflicts could arise. However, management has no present intention to effect a public or private sale of a part ownership of any of the holding company's subsidiaries.

FEDERAL TAX CONSEQUENCES

     Any operating assets transferred by the Company to a wholly-owned subsidiary pursuant to the restructuring proposal will be conveyed to the appropriate subsidiary on a tax-free basis pursuant to Section 351 of the Internal Revenue Code of 1986, as amended.

CONDITIONS TO IMPLEMENTATION OF THE RESTRUCTURING PROPOSAL

     In addition to being subject to approval of the stockholders and discretion of the Board of Directors, the proposed transfer of the operating assets and liabilities of the Company to a wholly-owned subsidiary is subject to the Company's receipt of all necessary consents of lenders, lessors and other parties. No federal or state regulatory requirements must be complied with, nor must any governmental approval be obtained.

VOTE REQUIRED

     Under applicable Delaware law, the transfer by the Company of all or substantially all of its operating assets and liabilities to a wholly-owned subsidiary requires the approval of a majority of the outstanding shares of Common Stock.

     THE OFFICERS AND DIRECTORS OF THE COMPANY WILL VOTE THE SHARES OF COMMON STOCK BENEFICIALLY OWNED OR CONTROLLED BY THEM (REPRESENTING APPROXIMATELY 18.3% OF THE SHARES OF COMMON STOCK ISSUED AND OUTSTANDING) IN FAVOR OF THE TRANSFER BY THE COMPANY OF ALL OF ITS OPERATING ASSETS AND LIABILITIES TO A WHOLLY-OWNED SUBSIDIARY.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE TRANSFER BY THE COMPANY OF ALL OF ITS OPERATING ASSETS AND LIABILITIES TO A WHOLLY-OWNED SUBSIDIARY.

                              PROPOSAL NUMBER FIVE

                           AMENDMENT TO CERTIFICATE OF
                           INCORPORATION TO CHANGE THE
                          CORPORATE NAME OF THE COMPANY

DESCRIPTION OF PROPOSED AMENDMENT

     On February 5, 1997 the Board of Directors unanimously adopted a resolution proposing and declaring the advisability of an amendment to Section 1 of the Certificate of Incorporation which would change the corporate name of the Company to "Arguss Holdings, Inc." To become effective, the amendment must also be adopted by the stockholders of the Company. The resolution amending Section 1 of the Company's Certificate of Incorporation to change the corporate name of the Company is set forth on Exhibit C to this Proxy Statement.

     As discussed above under "PROPOSAL NUMBER FOUR", the Board of Directors is proposing to realign the Company's corporate structure to comport with a new proposed business organization by transferring all of the Company's operating assets and liabilities to a wholly-owned subsidiary organized for that purpose with the result that the Company would become a holding company. Approval of the Reorganization is not a condition precedent to adoption of the proposed name change.

     If the proposed name change is adopted, the Company's Common Stock will be listed on the NASDAQ SmallCap Market under the name Arguss Holdings, Inc. and its trading symbol will be changed to "ARGX" in order to reflect the new name. Furthermore, it is the intent of the Company to use the name Arguss Holdings, Inc. in its communications with stockholders and the investment community.

     If the amendment is adopted, stockholders will not be required to exchange outstanding stock certificates for new certificates.

     If approved by the stockholders, the amendment will become effective upon filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to the Company's Certificate of Incorporation, which filing is expected to take place shortly after the Meeting. However, the Board of Directors will be authorized, without a further vote of the stockholders, to abandon the name change and determine not to file the Certificate of Amendment if the Board concludes that such action would be in the best interests of the Company and its stockholders. If this proposal is not approved by the stockholders, then the Certificate of Amendment will not be filed.

VOTE REQUIRED

     As discussed above, to become effective the amendment must be adopted by the Board of Directors and the stockholders. The Board already has adopted the amendment. Under Delaware law and the Company's Certificate of Incorporation, the amendment must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, voting together as a class, entitled to vote at the Meeting

     THE OFFICERS AND DIRECTORS OF THE COMPANY WILL VOTE THE SHARES OF COMMON STOCK AND CLASS A COMMON STOCK BENEFICIALLY OWNED OR CONTROLLED BY THEM (REPRESENTING APPROXIMATELY 19.3% OF THE SHARES OF COMMON STOCK AND CLASS A COMMON STOCK ISSUED AND OUTSTANDING) IN FAVOR OF THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION CHANGING THE CORPORATE NAME OF THE COMPANY.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION CHANGING THE CORPORATE NAME OF THE COMPANY.

                               PROPOSAL NUMBER SIX

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The persons named in the enclosed proxy will vote to ratify the selection of KPMG Peat Marwick LLP as the Company's independent public accounting firm for the fiscal year ending December 31, 1997 unless otherwise directed by the stockholders. A representative of KPMG Peat Marwick is not expected to be present at the meeting.

                              STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the Proxy Statement relating to the 1998 Annual Meeting, any proposal by a record holder of Common Stock must be received by the Company at its principal offices in Rockville, Maryland on or before January 2, 1998. A proponent of such a proposal must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

                                  SOLICITATION

     All costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for their out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock and Class A Common Stock and the Company will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

                              FINANCIAL STATEMENTS

     The balance sheets of the Company as of December 31, 1996 and December 31, 1995, the related statements of operations, stockholders' equity and cashflows and management's discussion and analysis of financial condition and results of operation for the years then ended, are incorporated herein by reference to the Company's 1996 Annual Report to Security Holders.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any other business or matters to be presented for consideration at the Meeting other than as set forth in the Notice of Meeting attached to this Proxy Statement. However, if any other business shall come before the Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by the proxy as to any such matters.

                          ANNUAL REPORT ON FORM 10-KSB

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL HOLDER OF ITS COMMON STOCK AND CLASS A COMMON STOCK ON THE RECORD DATE, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE COMMISSION. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO SECRETARY, CONCEPTRONIC, INC., ONE CHURCH STREET, ROCKVILLE, MARYLAND 20850.

                                    EXHIBIT A

                      RESOLUTION AUTHORIZING THE AMENDMENT
                                OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION



RESOLVED, that the Company increase the number of authorized shares of Common Stock, $.01 par value per share, from 15,000,000 to 20,000,000 by amending
Section 4 of the Company's Certificate of Incorporation as follows:

     The first sentence of Section 4 is hereby amended to read in its entirety as follows:


          4. The total number of shares of stock which the Corporation shall have authority to issue is twenty-one million (21,000,000), consisting of twenty million (20,000,000) shares of Common Stock, $.01 par value per share, and one million (1,000,000) shares of Preferred Stock, $.01 par value per share.


                                    EXHIBIT B

                       RESOLUTION AUTHORIZING THE TRANSFER
                  BY THE COMPANY OF ALL OR SUBSTANTIALLY ALL OF
        ITS OPERATING ASSETS AND LAIBILITIES TO A WHOLLY-OWNED SUBSIDIARY



RESOLVED, that the officers of the Company be and they hereby are authorized and directed to cause the formation of a subsidiary and to effect the transfer of all or substantially all of the operating assets and the liabilities of the Company to such new subsidiary in exchange for all of the capital stock of such subsidiary, and to do and perform all such other acts and things as in their judgment may be necessary or appropriate to effect the transactions contemplated by this resolution.


                                    EXHIBIT C

                      RESOLUTION AUTHORIZING THE AMENDMENT
                                OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION



RESOLVED, that the Company change its corporate name by amending Section 1 of the Company's Certificate of Incorporation as follows:

     Section 1 is hereby amended to read in its entirety as follows:

          1. The name of the Corporation is Arguss Holdings, Inc.

                               CONCEPTRONIC, INC.

              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 9, 1997
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints William D. Gray and Rainer H. Bosselmann, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of Conceptronic, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the Annual Meeting of Stockholders to be held at 780 Third Avenue, New York, New York, on May 9, 1997, 11:00 a.m. and at any adjournment or postponement thereof.

1.  ELECTION OF DIRECTORS

   [ ]  FOR all nominees listed below (except as marked to the contrary below)

   [ ]  WITHHOLD AUTHORITY to vote for all listed below
Rainer H. Bosselmann, Garry A. Prime, William A. Barker, James D. Gerson, Richard S. Perkins, Jr., John A. Rolls, Peter L. Winslow.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

2. APPROVAL OF THE AMENDMENT TO THE CONCEPTRONIC, INC. CERTIFICATE OF INCORPORATION.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

3.  APPROVAL OF THE AMENDMENT TO THE CONCEPTRONIC, INC. 1991 STOCK OPTION PLAN.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

4.  APPROVAL OF THE REORGANIZATION OF THE COMPANY.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

                          (Continued on reverse side)

                          (Continued from other side)

5.  APPROVAL OF THE CHANGE OF NAME OF THE COMPANY.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

6.  APPROVAL OF THE RATIFICATION OF AUDITORS.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

7. AS SUCH PROXIES MAY IN THEIR DISCRETION DETERMINE IN RESPECT OF ANY OTHER BUSINESS PROPERLY TO COME BEFORE SAID MEETING (THE BOARD OF DIRECTORS KNOWING OF NO SUCH OTHER BUSINESS).

    The directors recommend a vote FOR items 1, 2, 3, 4, 5 and 6.

    UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, 4, 5 AND 6 AS PROPOSED.

                                          DATED____________________________,1997


                                          --------------------------------------

                                          --------------------------------------
                                          SIGNATURE OF STOCKHOLDER(S)

                                          (Please sign in the same form as name
                                          appears hereon. Executors and other
                                          fiduciaries should indicate their
                                          titles. If signed on behalf of a
                                          corporation, give title of officer
                                          signing).

                                          THIS PROXY IS SOLICITED BY THE BOARD
                                          OF DIRECTORS FOR THE ANNUAL MEETING OF
                                          STOCKHOLDERS TO BE HELD MAY 9, 1997.

PROXY                        CONCEPTRONIC, INC.                            PROXY

              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 9, 1997
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                  The undersigned hereby appoints William D. Gray and Rainer H. Bosselmann, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Class A Common Stock of Conceptronic, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the Annual Meeting of Stockholders to be held at 780 Third Avenue, New York, New York, on May 9, 1997, 11:00 a.m. and at any adjournment or postponement thereof.

1. APPROVAL OF THE AMENDMENT TO THE CONCEPTRONIC, INC. CERTIFICATE OF INCORPORATION.

                  /  /  FOR       /  /  AGAINST       /  /  ABSTAIN


2. APPROVAL OF THE AMENDMENT TO THE CONCEPTRONIC, INC. 1991 STOCK OPTION PLAN.

                  /  /  FOR       /  /  AGAINST       /  /  ABSTAIN


3. APPROVAL OF THE CHANGE OF NAME OF THE COMPANY.

                  /  /  FOR       /  /  AGAINST       /  /  ABSTAIN


4. APPROVAL OF THE RATIFICATION OF AUDITORS.

                  /  /  FOR       /  /  AGAINST       /  /  ABSTAIN

5. As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

            The directors recommend a vote FOR items 1, 2, 3, and 4.

                                                     (Continued on reverse side)

(Continued from other side)

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, 4, 5 AND 6 AS PROPOSED.

PLEASE DATE, SIGN AND RETURN TO _____________________________.

(Please sign in the same form as name appears hereon. Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing).


Dated ______________________________, 1997

___________________________________________

___________________________________________
Signature of Stockholder(s)


THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 1997.